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FOR IMMEDIATE RELEASE

Contact:         Lawrence Watts
                 CORAM HEALTHCARE
                 (303) 672-8728

                 Heidi Boenisch/Loree Bowen
                 PAINE & ASSOCIATES
                 (714) 755-0400


                      CORAM ANNOUNCES AGREEMENT TO ACQUIRE
                   CAREMARK'S HOME INFUSION THERAPY BUSINESS


DENVER, JAN. 30, 1995 -- Coram Healthcare Corp. (NYSE:CRH) today announced that it had reached a definitive agreement to acquire Caremark International's home infusion therapy business. Under the agreement, which has been approved by the Boards of Directors of both companies, Caremark will receive approximately $310 million in cash and securities, subject to post-closing adjustment, in exchange for the assets of its home infusion business. Responsibility for the pending OIG investigation of Caremark's home care business will remain with Caremark.

         After the transaction is completed, Coram will be the nation's leading provider of home infusion therapy services, with projected 1995 revenues approaching $1 billion.

         Under the terms of the agreement, Caremark will receive from Coram approximately $210 million in cash, $75 million in 7 percent convertible subordinated notes, and $25 million in 12 percent non-convertible subordinated notes. Both notes will be subordinate to all Coram debt. The convertible notes will be convertible into Coram common stock at a share price of 30 percent above the average trading price of Coram common stock during the period between signing and closing. In no event will the conversion price be less than $18






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CORAM ANNOUNCES AGREEMENT WITH CAREMARK/2222

per share or more than $27 per share. Interest on both notes will be paid in kind for two years.

         "We are delighted to have Caremark's home infusion therapy organization as a part of Coram" said James M. Sweeney, Coram chairman and chief executive officer. "They are a group with a history of innovation and dedication to quality patient care, and will be a great addition to our company."

         Coram is a leading provider of "alternate site care" to patients with complex acute and chronic medical needs, for example patients with cancer and AIDS. In industry terminology, alternate site care refers to care provided in locations other than the hospital or the physician's office, such as home care, skilled nursing facilities, clinics, or subacute care facilities.

DEFINING A NEW MODEL OF CARE

         "We have two major strategic goals," said Sweeney. "First, to achieve the scale necessary to be a key player in a health care system in which both payors and providers are rapidly consolidating. Second, to define a new, better integrated model of care for patients with complex needs, one that appropriately involves physician specialists, managed care, hospitals and other health care providers. Acquiring Caremark's home infusion business allows us to take a major step forward in achieving both goals, in that home infusion therapy is a cornerstone of alternate site service for the patient populations we serve."

         The proposed acquisition would include Caremark's domestic home infusion business, women's health, and Home Care Management System (HCMS). Caremark will retain its





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CORAM ANNOUNCES AGREEMENT WITH CAREMARK/3333


other home care businesses, including the distribution and monitoring of specialty pharmaceutical drugs, hemophilia and immune deficiency services, and its international operations.

         The agreement, which does not require shareholder approval, is expected to be completed in the first quarter of 1995.

         Consummation of the transaction is subject to Coram obtaining certain debt financing and to customary conditions, including Hart-Scott-Rodino Act clearance.

         Coram Healthcare Corp. is headquartered in Denver, Colorado. Coram's name, which is Latin for "openly, face-to-face," reflects its mission: to work with patients, physicians, managed care, and other providers to develop new and better models of care for those with serious or chronic medical problems.

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